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                                                                     EXHIBIT 99A

                             Nuevo Energy Company
                            1331 Lamar, Suite 1650
                             Houston, Texas 77010
                             phone (713) 652-0706

                                 NEWS RELEASE


                             FOR IMMEDIATE RELEASE



                                                                     May 6, 1998
Contact:  Barbara B. Forbes
Director of Investor Relations
(713) 756-1652

             NUEVO ENERGY CHANGES TO SUCCESSFUL EFFORTS ACCOUNTING
                     AND REPORTS FIRST QUARTER 1998 RESULTS

HOUSTON: Nuevo Energy Company (NYSE: NEV) today announced that it changed its accounting method for oil and gas properties from full cost to successful efforts effective as of January 1, 1998. Nuevo's management said it made the change to the more conservative method in order to improve earnings quality and to present a balance sheet which more closely approximates the underlying economic value of the Company. The cumulative effect of the change to successful efforts is an after-tax reduction of Stockholders' Equity by $64.1 million. In accordance with accounting rules and as a result of the accounting change, financial statements for all previous years will be retroactively restated as if Nuevo had always used the successful efforts accounting method.

For the first quarter 1998, Nuevo reported a net loss of $6.6 million on revenues of $67.7 million, compared to restated net income and revenues of $14.6 million and $102.4 million, respectively, for the first quarter 1997. The first quarter 1998 loss per share on a diluted basis was $0.33 compared to restated diluted earnings per share of $0.70 for the year earlier period. Operating cash flow for the first quarter 1998 was $11.3 million, or $0.56 per diluted share, compared to a restated $44.6 million, or $2.14 per diluted share for the first quarter 1997. If Nuevo had not converted to successful efforts accounting, the Company would have reported cash flow per diluted share for the first quarter 1998 of $0.66, as approximately $2 million of geological and geophysical costs would not have had to be expensed. Irrespective of the accounting change, year-to-year results were negatively impacted by substantially lower oil and gas prices which more than offset higher production volume.

"A host of negative factors impacted our financial results for the first quarter, not the least of which was a dramatic decline in our realized crude oil prices," stated Doug Foshee, Nuevo's Chairman and CEO. "Furthermore, unusual weather patterns in California caused landslides and power outages which in turn depressed our production by 185,000 barrels of oil equivalent and resulted in $2.3 million of incremental non-recurring costs. While we can't control oil prices or the weather, we are actively managing the Company within
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this environment to enhance the balance sheet and provide the flexibility required to take advantage of acquisition opportunities as they arise. Our solid base of exploitation projects should generate a double digit production increase in 1998 despite a reduction in capital expenditures, and our prospects in California and the Republic of Ghana will expose our investors to significant upside through the exploratory drill bit."

Oil production increased 9% to 50,307 barrels of oil per day (Bopd) versus 46,089 Bopd in the first quarter 1997 due to continued exploitation success of our California assets. Oil prices declined 39% to $10.02 per barrel from $16.46 per barrel in the comparable 1997 period. Gas production declined 4% to 95.8 million cubic feet per day (MMcfd) versus 99.5 MMcfd in the first quarter 1997. Gas prices declined 10% to $1.97 per thousand cubic feet (Mcf) versus $2.18 per Mcf in the comparable 1997 period.

Looking into the future, the Company anticipates several changes due to the adoption of the successful efforts method. Nuevo expects a slight increase in depletion expense relative to what it would have been under the full cost method due to more conservative accruals for the abandonment of offshore properties.
In addition, Nuevo's earnings will have an unpredictable exploration expense component associated with the timing and magnitude of unsuccessful exploratory wells. Under the successful efforts method, certain exploration expenditures, including geological and geophysical costs and dry hole costs, are expensed against current period income rather than capitalized as under the full cost method.

Nuevo Energy Company is a Houston, Texas-based Company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. Nuevo's principal domestic properties are located onshore and offshore California, in East Texas and the onshore Gulf Coast region. Nuevo is the largest independent producer of oil and gas in California. The Company's international properties are located offshore the Republics of Congo and Ghana in West Africa.

This press release includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including without limitation, business strategies, plans and objectives of management of Nuevo for future operations, and capital expenditures are forward looking statements. There can be no assurances that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from the forward looking statements ("Cautionary Statements") include volatility in oil and gas prices, operating risks, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company's Annual Report on Form 10-K filed with the SEC and incorporated herein. All subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.